EXHIBIT 99.1

GoPro Announces Fourth Quarter and Full Year 2015 Results
Full Year Revenue of $1.6 billion, Up 16% from 2014
Second Highest Revenue Quarter in Company History
6.6 million Cameras Shipped in 2015, Up 27% from 2014

SAN MATEO, Calif., February 3, 2016 - GoPro, Inc. (NASDAQ: GPRO), enabler of some of today's most engaging content, today announced financial results for its fourth quarter and full year ended December 31, 2015.

	Three Months Ended December 31,			Year Ended December 31,
($ in thousands, except per share amounts)	2015	2014	% Change	2015	2014	% Change

Revenue	$436,603	$633,913	(31.1)%	$1,619,971	$1,394,205	16.2%
Gross margin
GAAP	29.4%	47.9%	(1,850) bps	41.6%	45.0%	(340) bps
Non-GAAP	29.6%	48.0%	(1,840) bps	41.7%	45.1%	(340) bps
Operating income (loss)
GAAP	$(41,294)	$173,688	(123.8)%	$54,748	$187,035	(70.7)%
Non-GAAP	$(21,629)	$193,241	(111.2)%	$140,798	$259,567	(45.8)%
Net income (loss)
GAAP	$(34,451)	$122,260	(128.2)%	$36,131	$128,088	(71.8)%
Non-GAAP	$(11,396)	$144,898	(107.9)%	$111,564	$188,913	(40.9)%
Diluted net income (loss) per share
GAAP	$(0.25)	$0.83	(130.1)%	$0.25	$0.92	(72.8)%
Non-GAAP	$(0.08)	$0.99	(108.1)%	$0.76	$1.32	(42.4)%
Adjusted EBITDA	$(9,268)	$202,854	(104.6)%	$179,309	$293,380	(38.9)%
“In 2015, we recorded 16% year-over-year revenue growth and the fourth quarter represented the second highest revenue quarter in the company’s history,” said GoPro Founder and CEO, Nicholas Woodman. “However, growth slowed in the second half of the year and we recognize the need to develop software solutions that make it easier for our customers to offload, access and edit their GoPro content.”
Fourth quarter revenue includes a $21 million reduction for price protection related charges resulting from the HERO4 Session repricing in December. Full year revenue also reflected charges of approximately $40 million for price protection related charges issued in connection with reductions of the HERO4 Session selling price in September and December.
Fourth quarter and full year non-GAAP gross margin was impacted by a charge of approximately $57 million to cost of revenue for excess purchase order commitments, excess inventory and obsolete tooling resulting from the Company’s decision to discontinue production of the HERO cameras. This charge is greater than the $30 million to $35 million that was previously estimated in our announcement of preliminary fourth quarter results on January 13, 2016 due to our subsequent decision to simplify GoPro’s product offering to consist of HERO4 Black, HERO4 Silver, and HERO4 Session.
GoPro reports gross profit, operating expenses, operating income (loss), net income (loss) and diluted net income (loss) per share in accordance with U.S. generally accepted accounting principles (GAAP) and on a non-GAAP basis. Non-GAAP items exclude, where applicable, the effects of stock-based compensation, acquisition-related costs, and the tax impact of these items.  Additionally, GoPro reports non-GAAP adjusted EBITDA. A reconciliation of preliminary GAAP financial measures to non-GAAP financial measures, as well as a description of items excluded from the calculation of non-GAAP financial measures, is presented in the financial statement portion of this release. GoPro also provides future estimated ranges of gross margin, operating expense and earnings per share on a non-GAAP basis, and provides a description of the non-GAAP adjustments used in these projections.
Stock Repurchase Program and Cash, Cash Equivalents and Marketable Securities
Commencing in the fourth quarter of 2015, GoPro has acquired approximately 1.5 million shares of its Class A capital stock at an average price per share of approximately $23.05, representing a total share repurchase of approximately $35.6 million through December 31, 2015. The Company has a remaining share repurchase authorization of $264.4 million. GoPro ended 2015 with cash, cash equivalents & marketable securities totaling $474 million, an increase of approximately $52 million from year end 2014.
Recent GoPro Highlights Include:

•
According to NPD, GoPro’s fourth quarter digital camera/camcorder unit share increased 180 basis points year-over-year to 21.3%.  GoPro accounted for 6 of the top 10 products, including the #1 spot, on a dollar basis in the digital camera/camcorder category. GoPro was also the leader in accessory unit sales with 6 of the top 10 selling accessories, including the #1 spot.

•
According to GfK, GoPro’s fourth quarter digital imaging unit share in Europe increased 400 basis points year-over-year to 12%. In the fourth quarter, GoPro accounted for 6 of the top 10 camcorders in Europe, including all of the top five spots in December, on a unit basis.

•	International sales totaled more than 50% of full year 2015 revenue; combined Europe and Asia revenue was up over 49% year-over-year.

•	In the fourth quarter, China remained a top ten market for GoPro.

•
Launched the GoPro Channel on Amazon Fire TV and Fire TV Stick with a custom-designed streaming channel that will be a one-stop destination for delivering on-demand GoPro videos to millions of Amazon customers.

•
Launched the GoPro Channel on the PlayStation® Network. The custom designed GoPro Channel app allows PlayStation owners to stream GoPro content on-demand, browse GoPro cameras and accessories, and more. PlayStation joins GoPro's growing roster of distribution partners including Amazon Fire TV, Roku, Comcast Watchable, Sky, Vessel Entertainment, Xbox, LG and Virgin America.

•
The GoPro Channel will launch on SkyQ, the next-generation home entertainment system in early 2016. GoPro videos will be available on two of the largest TV platforms on the globe - Comcast in the U.S. and Sky, with 21 million customers in the UK, Ireland, Germany, Austria and Italy.

•
The GoPro Mobile App was downloaded 2.75 million times in the fourth quarter, totaling almost 24 million cumulative downloads; Q4 installs of GoPro Studio totaled nearly 1.7 million, totaling over 15 million cumulative installs, with average daily video exports of over 49,000 in the fourth quarter.

•
The GoPro creative community has submitted more than 86,000 content submissions and GoPro has awarded almost $240,000 for video and photo content. Winning videos and pictures can be viewed at http://gopro.com/awards.

•
The PGA Tour, SkratchTV and GoPro announced a partnership that will ‘GoPro’ the game of golf. GoPro will produce episodic videos that bring fans inside-the-ropes at PGA TOUR events, giving them unique access to the events and athletes, including recently signed GoPro athlete and PGA TOUR member, Justin Thomas.

•
Periscope users can now broadcast live directly from their GoPro HERO4 Black or Silver camera.  In the five days following the agreement signed in January, 2,700 people used a GoPro to broadcast live on periscope.

•	In 2015, GoPro tied with Apple on the Google Brand Leaderboard - a measure of the most popular brands on YouTube.

•	According to Google, more than 4.6 years of content was uploaded to YouTube in 2015 with GoPro in the title - up 22 percent from 2014.

Business Outlook:
GoPro is providing guidance for the first quarter and full year of 2016:

($ in millions)	Q1 2016	Full Year 2016

Revenue	$160 - $180	$1,350 - $1,500
Non-GAAP gross margin	36% +/- 100bps
Non-GAAP operating expenses(1)	$165 - $170
Adjusted EBITDA	$(95) +/- $2.5

(1) Excluding estimated restructuring expenses for Q1 2016 of $5 million to $10 million.
GoPro Names Brian McGee Chief Financial Officer - Effective March 11.
Brian McGee, a 30-year finance veteran who has served as CFO of two publicly-traded companies and who joined GoPro in 2015 from Qualcomm will succeed CFO Jack Lazar effective March 11. “The past two years have been incredibly rewarding and I am honored to have worked with Nick and the rest of the GoPro team. I will miss them all and I am excited that Brian is taking over the CFO role,” said Jack Lazar, who is retiring after two years at GoPro. “Jack has been a great leader who helped GoPro navigate the path to becoming a publicly-traded company. While he will be missed, we are also grateful to have Brian and a strong bench of leaders running Finance at GoPro,” said Nick Woodman.
Upcoming Events
Management will participate in upcoming investor conferences on February 10th and March 2nd of 2016. GoPro will furnish a link to these events on its investor relations website, http://investor.gopro.com/ for both the live and archived webcasts.
Conference Call:
GoPro management will host a conference call and live webcast for analysts and investors today at 2 p.m. Pacific Time (5 p.m. Eastern Time) to discuss the Company's financial results.
To listen to the live conference call, please dial toll free (888) 806-6221 or (913) 981-5588, access code 4243159, approximately 15 minutes prior to the start of the call. A live webcast of the conference call will be accessible on the "Events & Presentations" section of the Company's website at http://investor.gopro.com. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. The webcast will be recorded and the recording will be available on GoPro's website, http://investor.gopro.com, approximately two hours after the call and for six months thereafter.
About GoPro, Inc. (NASDAQ: GPRO):
GoPro, Inc. is transforming the way people visually capture and share their lives. What began as an idea to help athletes self-document themselves engaged in their sport, GoPro has become a standard for how people capture themselves engaged in their interests, whatever they may be. From extreme to mainstream, professional to consumer, GoPro enables the world to capture and share its passion in the form of immersive and engaging content.
GOPRO® and HERO® are trademarks or registered trademarks of GoPro Inc. in the United States and other countries.
For more information, visit www.gopro.com or connect with GoPro on YouTube, Twitter, Facebook, Pinterest, Instagram and LinkedIn.
GoPro’s Use of Social Media
GoPro announces material financial information using the Company’s investor relations website, SEC filings, press releases, public conference calls and webcasts. GoPro may also use social media channels to communicate about the Company, its brand and other matters; these communications could be deemed material information. Investors and others are encouraged to review posts on GoPro's investor relations and The Inside Line website, and GoPro’s pages on YouTube, Twitter, Facebook, Pinterest, Instagram, and LinkedIn.
Note on Forward-looking Statements
This press release may contain projections or other forward-looking statements regarding future events, including but not limited to, those regarding our business outlook for the first quarter and full year of 2016. These statements involve risks and uncertainties, and actual events or results may differ materially.  Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are the effects of the highly competitive market in which we operate; our dependence on sales of our capture devices for substantially all of our revenue; our reliance on third-party suppliers, some of which are sole-source suppliers, to provide components for our products; the fact that we do not expect to continue to grow in the future at the same rate as we have in the past, and profitability in recent periods might not be indicative of future performance; difficulty in accurately predicting our future customer demand; the importance of maintaining the value and reputation of our brand; any inability to successfully manage frequent product introductions and transitions; the effects of international business uncertainties; our reliance on our Chief Executive Officer; and other factors detailed in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2014, which is on file with the Securities and Exchange Commission.  These forward-looking statements speak only as of the date hereof or as of the date otherwise stated herein.  GoPro disclaims any obligation to update these forward-looking statements.

# # # # #

Investor Contact:
Peter Salkowski (855) GOPROHD or (855) 467-7643
investor@gopro.com

Media Contact:
Jeff Brown (650) 332-7600 x 9997

GoPro, Inc.
Preliminary Condensed Consolidated Statement of Operations
(unaudited)

	Three months ended		Year ended
(in thousands, except per share data)	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014

Revenue	$436,603	$633,913	$1,619,971	$1,394,205
Cost of revenue	308,092	330,100	946,757	766,970
Gross profit	128,511	303,813	673,214	627,235

Operating expenses:
Research and development	66,432	46,074	241,694	151,852
Sales and marketing	82,649	61,226	268,939	194,377
General and administrative	20,724	22,825	107,833	93,971
Total operating expenses	169,805	130,125	618,466	440,200
Operating income (loss)	(41,294)	173,688	54,748	187,035
Other income (expense), net	322	(1,115)	(2,163)	(6,060)
Income (loss) before income taxes	(40,972)	172,573	52,585	180,975
Income tax expense (benefit)	(6,521)	50,313	16,454	52,887
Net income (loss)	$(34,451)	$122,260	$36,131	$128,088

Less: net income allocable to participating securities	—	(152)	—	(16,512)
Net income attributable to common stockholders—basic	$(34,451)	$122,108	$36,131	$111,576
Add: net income allocable to dilutive participating securities	—	20	—	2,277
Net income attributable to common stockholders—diluted	$(34,451)	$122,128	$36,131	$113,853

Net income (loss) per share attributable to common stockholders:
Basic	$(0.25)	$0.96	$0.27	$1.07
Diluted	$(0.25)	$0.83	$0.25	$0.92

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	137,086	126,849	134,595	104,453
Diluted	137,086	146,723	146,486	123,630

GoPro, Inc.
Preliminary Condensed Consolidated Balance Sheets
(unaudited)

(in thousands)	December 31, 2015	December 31, 2014

Assets
Current assets:
Cash and cash equivalents	$279,672	$319,929
Marketable securities	194,386	102,327
Accounts receivable, net	145,692	183,992
Inventory	188,232	153,026
Prepaid expenses and other current assets	25,261	63,769
Total current assets	833,243	823,043
Property and equipment, net	70,050	41,556
Intangible assets, net and goodwill	88,122	17,032
Other long-term assets	111,561	36,060
Total assets	$1,102,976	$917,691

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$89,989	$126,240
Accrued liabilities	184,910	115,775
Deferred revenue	12,742	14,022
Income taxes payable	7,536	2,732
Total current liabilities	295,177	258,769
Other long-term liabilities	35,766	17,718
Total liabilities	330,943	276,487

Stockholders’ equity:
Common stock and additional paid-in capital	663,311	533,000
Treasury stock, at cost	(35,613)	—
Retained earnings	144,335	108,204
Total stockholders’ equity	772,033	641,204
Total liabilities and stockholders’ equity	$1,102,976	$917,691

GoPro, Inc.
Preliminary Condensed Consolidated Statement of Cash Flows
(unaudited)

	Year ended
(in thousands)	December 31, 2015	December 31, 2014
Operating activities:
Net income (loss)	$36,131	$128,088
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	28,981	17,945
Stock-based compensation	80,680	71,399
Excess tax benefit from stock-based compensation	(29,348)	(77,134)
Foreign currency remeasurement	1,792	—
Deferred income taxes	(11,468)	(16,920)
Accretion and unrealized loss on investments	3,001	—
Other	634	1,865
Net changes in operating assets and liabilities	47,208	(28,321)
Net cash provided by operating activities	157,611	96,922

Investing activities:
Purchases of property and equipment, net	(51,245)	(27,210)
Purchases of marketable securities	(220,055)	(103,827)
Maturities of marketable securities	94,680	1,083
Sales of marketable securities	30,048	—
Acquisitions, net of cash acquired	(65,405)	(3,950)
Net cash provided by (used) in investing activities	(211,977)	(133,904)

Financing activities:
Proceeds from issuance of common stock	36,776	300,657
Taxes paid related to net share settlement of equity awards	(13,943)	(560)
Repurchases of outstanding common stock	(35,613)	—
Excess tax benefit from stock-based compensation	29,348	77,134
Payment of indemnification holdback on acquired company	—	(2,000)
Payment of debt issuance costs and deferred public offering costs	(903)	(5,730)
Repayment of debt	—	(114,000)
Net cash provided by (used in) financing activities	15,665	255,501
Effect of exchange rate changes on cash and cash equivalents	(1,556)	—
Net increase (decrease) in cash and cash equivalents	(40,257)	218,519
Cash and cash equivalents at beginning of period	319,929	101,410
Cash and cash equivalents at end of period	$279,672	$319,929

GoPro, Inc.
Reconciliation of Preliminary GAAP to Non-GAAP Financial Measures
(unaudited)

	Three months ended		Year ended
(in thousands, except per share data)	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014

GAAP net income (loss)	$(34,451)	$122,260	$36,131	$128,088
Stock-based compensation:
Cost of revenue	449	280	1,492	835
Research and development	5,907	6,154	18,024	11,640
Sales and marketing	4,248	4,135	13,762	10,428
General and administrative	7,516	8,687	47,402	48,496
Total stock-based compensation	18,120	19,256	80,680	71,399

Acquisition-related costs:
Cost of revenue	222	221	961	888
Research and development	1,257	43	3,154	103
Sales and marketing	33	33	132	142
General and administrative	33	—	1,123	—
Total acquisition-related costs	1,545	297	5,370	1,133

Income tax adjustments	3,390	3,085	(10,617)	(11,707)
Non-GAAP net income (loss)	$(11,396)	$144,898	$111,564	$188,913

GAAP shares for diluted net income (loss) per share	137,086	146,723	146,486	123,630
Add: preferred shares conversion	—	—	—	15,136
Add: initial public offering shares	—	—	—	4,414
Non-GAAP shares for diluted net income (loss) per share	137,086	146,723	146,486	143,180

Non-GAAP diluted net income (loss) per share	$(0.08)	$0.99	$0.76	$1.32

GoPro, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures

To supplement our unaudited selected financial data presented on a basis consistent with GAAP, we disclose certain non-GAAP financial measures, including non-GAAP gross profit, gross margin, operating expenses, operating income (loss), net income (loss), earnings (loss) per share and adjusted EBITDA. We also provides forecasts of non-GAAP gross margin, operating expenses and adjusted EBITDA. These non-GAAP measures are not in accordance with, nor serve as an alternative for GAAP. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our GAAP results of operations. These non-GAAP measures should only be viewed in conjunction with corresponding GAAP measures.
In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of our core operating performance on a period-to-period basis. The excluded items represent stock-based compensation and charges that are primarily driven by discrete events that we do not consider to be directly related to core operating performance. We use non-GAAP measures to evaluate the core operating performance of our business, for comparison with forecasts and strategic plans and for calculating return on investment. In addition, management’s incentive compensation is determined using non-GAAP measures. Since we find these measures to be useful, we believe that investors benefit from seeing results reviewed by management in addition to seeing GAAP results. We believe that these non-GAAP measures, when read in conjunction with our GAAP financials, provide useful information to investors by facilitating:

•	the comparability of our on-going operating results over the periods presented;

•	the ability to identify trends in our underlying business; and

•	the comparison of our operating results against analyst financial models and operating results of other public companies that supplement their GAAP results with non-GAAP financial measures.

  The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures:

•
Stock-based compensation expense relates to equity awards granted primarily to our workforce. We exclude stock-based compensation expense because we believe that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance. In particular, we note that companies calculate stock-based compensation expense for the variety of award types that they employ using different valuation methodologies and subjective assumptions. These non-cash charges are not factored into our internal evaluation of net income as we believe their inclusion would hinder our ability to assess core operational performance. We believe that excluding this expense provides greater visibility to the underlying performance of our business operations, facilitates comparison of our results with other periods, and may also facilitate comparison with the results of other companies in our industry.

•
Acquisition-related costs include the amortization of acquired intangible assets (primarily consisting of acquired technology), as well as third-party transaction costs incurred for legal and other professional services. These costs are not factored into our evaluation of potential acquisitions, or of our performance after completion of the acquisitions, because they are not related to our core operating performance, and the frequency and amount of such costs vary significantly based on the timing and magnitude of our acquisition transactions and the maturities of the businesses being acquired.

•
Adjustment for taxes relates to the tax effect of the adjustments that we incorporate into non-GAAP measures in order to provide a more meaningful measure of non-GAAP net income (loss). We believe that these adjustments provide us with the ability to more clearly view trends in our core operating performance.

•
Adjustment to shares includes the conversion of the redeemable convertible preferred stock into shares of common stock as though the conversion had occurred at the beginning of the period and the initial public offering shares issued July 2014, as if they had been outstanding since the beginning of the period.

Reconciliations of non-GAAP financial measures are set forth below:

	Three months ended		Year ended
(dollars in thousands)	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
GAAP gross profit	$128,511	$303,813	$673,214	$627,235
Stock-based compensation	449	280	1,492	835
Acquisition-related costs	222	221	961	888
Non-GAAP gross profit	$129,182	$304,314	$675,667	$628,958

GAAP gross profit as a % of revenue	29.4%	47.9%	41.6%	45.0%
Stock-based compensation	0.1	0.1	0.1	—
Acquisition-related costs	0.1	—	—	0.1
Non-GAAP gross profit as a % of revenue	29.6%	48.0%	41.7%	45.1%

GAAP operating expenses	$169,805	$130,125	$618,466	$440,200
Stock-based compensation	(17,671)	(18,976)	(79,188)	(70,564)
Acquisition-related costs	(1,323)	(76)	(4,409)	(245)
Non-GAAP operating expenses	$150,811	$111,073	$534,869	$369,391

GAAP operating income (loss)	$(41,294)	$173,688	$54,748	$187,035
Stock-based compensation	18,120	19,256	80,680	71,399
Acquisition-related costs	1,545	297	5,370	1,133
Non-GAAP operating income (loss)	$(21,629)	$193,241	$140,798	$259,567

GAAP operating income (loss) as a % of revenue	(9.5)%	27.4%	3.4%	13.4%
Stock-based compensation	4.1	3.0	5.0	5.1
Acquisition-related costs	0.4	0.1	0.3	0.1
Non-GAAP operating income (loss) as a % of revenue	(5.0)%	30.5%	8.7%	18.6%

	Three months ended		Year ended
(in thousands)	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
GAAP net income (loss)	$(34,451)	$122,260	$36,131	$128,088
Income tax expense (benefit)	(6,521)	50,313	16,454	52,887
Interest (income) expense, net	(126)	1,029	234	5,038
Depreciation and amortization	9,596	5,176	28,981	17,945
POP display amortization	4,114	4,820	16,829	18,023
Stock-based compensation	18,120	19,256	80,680	71,399
Adjusted EBITDA	$(9,268)	$202,854	$179,309	$293,380